ITEM 77Q(a) - COPIES OF ALL MATERIAL AMENDMENTS TO THE
REGISTRANT'S CHARTER OR BY-LAWS


FEDERATED MANAGED POOL SERIES
Amendment No. 2 to the
DECLARATION OF TRUST
Dated October 3, 2005

	The Amended and Restated Declaration of Trust is amended as follows:

A.	Strike the first paragraph of Section 5 of Article III
from the Declaration of Trust and substitute in its place the following:
Section 5.  Establishment and Designation of Series or
Class.
Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:
Federated Corporate Bond Strategy Portfolio
Federated High-Yield Strategy Portfolio
Federated International Bond Strategy Portfolio
Federated Managed Volatility Strategy Portfolio
Federated Mortgage Strategy Portfolio

	The undersigned hereby certify that the above-stated
Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 15th day of August, 2014, to become effective on December 1, 2014.

	WITNESS the due execution hereof this 15th day of August, 2014..


/s/ John F. Donahue               /s/ Charles F. Mansfield, Jr.
John F. Donahue                  Charles F. Mansfield, Jr.


/s/ John T. Collins              /s/ Thomas M. O'Neill
John T. Collins                  Thomas M. O'Neill


/s/ J. Christopher Donahue      /s/ P. Jerome Richey
J. Christopher Donahue          P. Jerome Richey


/s/ Maureen Lally-Green          /s/ John S. Walsh
Maureen Lally-Green             John S. Walsh


/s/ Peter E. Madden
Peter E. Madden